Exhibit 99.1

Sable Offshore Corp. Reports Third Quarter 2024 Financial and Operational Results

Houston, November 14, 2024 – Sable Offshore Corp. (“Sable,” or the “Company”)(NYSE: SOC) today announced its third quarter 2024 financial and operational results.

Third Quarter 2024 Financial Highlights

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Reported a net loss of $255.6 million for the quarter, primarily attributable to a non-cash change in fair value of warrant liabilities related to common share price and warrant price appreciation during the quarter, production restart related operating expenses, and interest expense.

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Ended the quarter with 78,789,516 shares of Common Stock outstanding after successfully raising $150.0 million in gross equity capital through a private placement of 7,500,000 shares of Common Stock and raising $72.5 million in equity capital through the exercise of 6,315,977 public warrants during the quarter.

•	Ended the quarter with outstanding debt of $814.4 million, inclusive of paid-in-kind interest, additional principal incurred from loan amendment, and debt issuance costs.

•	Increased cash and cash equivalents balance to $288.2 million by the end of the third quarter, exclusive of restricted cash balance of $35.3 million.

Third Quarter 2024 Operational Highlights

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Reached a conditional settlement with Santa Barbara County (the “County”), in which the County acknowledged that they do not have jurisdiction over the installation of 16 new safety valves in the County along the Las Flores Pipeline System (the “Pipeline”).

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Progressed restart related work at the SYU offshore platforms and Las Flores Canyon facilities through overhauling gas compressors, completing the safety device testing campaign, finishing all vessel and piping circuit integrity inspections, while onboarding and training a workforce of over 100 direct staff members and approximately 400 contractors across all Sable operating locations.

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Made significant progress in executing the anomaly repair program on the Pipeline, reaching approximately 100 anomalies repaired through the end of the quarter, installing safety valves, and implementing other enhancements required to meet and exceed the conditions of the federal court consent decree to restart the Pipeline.

Recent Events

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Received confirmation from the Bureau of Safety and Environmental Enforcement that Sable’s recent completion of lease-holding activities serves to maintain all 16 leases within the Santa Ynez Unit (“SYU”) to October 9, 2025.

•	On October 30, 2024, the Santa Barbara County Planning Commission voted to approve Sable as the Owner, Operator, and Guarantor of the SYU, POPCO Gas Plant, and Las Flores Pipeline System.

•	Completed the redemption of all outstanding public warrants on November 4, 2024. In total, 15,957,820 public warrants were exercised for $183.5 million in gross proceeds.

•	As of November 13, 2024 there were 89,099,863 shares of the Company’s Common Stock outstanding and an unrestricted cash balance of approximately $362.9 million.

About Sable

Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements

The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers

Non-Producing Assets

The SYU assets have not produced commercial quantities of hydrocarbons since such assets were shut in during June of 2015 when the only pipeline transporting hydrocarbons produced from such assets to market ceased operations. There can be no assurance that the necessary permits will be obtained that would allow the pipeline to recommence transportation and allow the assets to recommence production. If production is not recommenced by January 1, 2026, the terms of the asset acquisition with ExxonMobil Corporation would potentially result in the assets being reverted to ExxonMobil Corporation without any compensation to Sable therefor.

Contacts

Investor Contact:

Harrison Breaud

Director, Finance & Investor Relations

IR@sableoffshore.com

713-579-8111